Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

among

THE CHEFS’ WAREHOUSE WEST COAST, LLC

and

ADELHEID PUTZE

RUDOLF PUTZE

April 27, 2012

TABLE OF CONTENTS

ARTICLE I. SALE AND TRANSFER OF SHARES; CLOSING	1
1.1 Sale and Transfer of Shares	1
1.2 Purchase Price	1
1.3 Escrow Agreement	3
1.4 Closing	3
1.5 Tax Withholding	5
1.6 Purchase Price Allocation	5

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	6
2.1 Organization; Ownership of Shares; Capitalization; and Power	6
2.2 Authorization	7
2.3 Non-Contravention	7
2.4 Financial Statements	7
2.5 Books and Records	8
2.6 Inventory	8
2.7 Assets	8
2.8 Real Property	9
2.9 Contracts	9
2.10 Absence of Certain Changes	10
2.11 Litigation	12
2.12 Brokerage	12
2.13 Employees	12
2.14 Directors and Officers; Compensation; Banks	13
2.15 Intellectual Property	13
2.16 Employee Benefit Plans	14
2.17 Insurance	16
2.18 Customers and Suppliers	16
2.19 Relationships with Company Related Persons	17
2.20 Legal Compliance; Governmental Licenses	17
2.21 Taxes	18
2.22 Environmental Matters	21
2.23 Orders, Commitments and Returns	21
2.24 Accounts Receivable; Trade Accounts Payable	22
2.25 Full Disclosure	22

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER	22
3.1 Organization, Power and Authority	22
3.2 Authorization; No Breach	22
3.3 Litigation	23
3.4 Brokerage	23
3.5 Governmental Approvals and Filings	23
3.6 Purchase for Investment	23

i

ARTICLE IV. POST-CLOSING COVENANTS AND AGREEMENTS	23

4.1 Employee Matters and Employee Benefits	23
4.2 Non-Competition	24
4.3 Further Assurances	25
4.4 Confidentiality	25
4.5 Straddle Periods	26
4.6 Transfer Taxes	26
4.7 Cooperation on Tax and Further Assurances.	27
4.8 Payment of Excluded Liabilities	27

ARTICLE V. INDEMNIFICATION	27
5.1 Survival	27
5.2 Indemnification	28
5.3 Limits on Indemnification	29
5.4 Matters Involving Third Parties	30
5.5 Schedules	31
5.6 Materiality	31

ARTICLE VI. DEFINITIONS	31

ARTICLE VII. MISCELLANEOUS	39
7.1 Fees and Expenses	39
7.2 Press Release and Announcements	39
7.3 Remedies	39
7.4 Consent to Amendments; Waivers	39
7.5 Successors and Assigns	39
7.6 Severability	40
7.7 Counterparts	40
7.8 Descriptive Headings; Interpretation	40
7.9 Entire Agreement	40
7.10 No Third-Party Beneficiaries	40
7.11 Schedules and Exhibits	40
7.12 Governing Law	40
7.13 Venue	41
7.14 Notices	41
7.15 No Strict Construction	42

Exhibits

Exhibit A	Closing Date Balance Sheet

Schedules

Schedule 1.4(b)(ix)	Required Consents

Schedule 1.6	Purchase Price Allocation

Schedule 2.1(a)	Company’s Jurisdictions of Qualification

Schedule 2.1(c)	Company Capitalization

Schedule 2.1(d)	Company’s Options

Schedule 2.4(a)	Financial Statements

Schedule 2.4(c)	Sufficiency of Net Working Capital

Schedule 2.7	Sufficiency of Assets

Schedule 2.8(a)	Leases

Schedule 2.9(a)	Contracts

Schedule 2.9(b)	Warranties

Schedule 2.10	Absence of Certain Changes

Schedule 2.11	Litigation

Schedule 2.13(a)-1	Company Employees

Schedule 2.13(a)-2	Excluded Employees

Schedule 2.13(a)-3	Personnel Matters

Schedule 2.13(c)	Compensation Schedule

Schedule 2.14	Officers and Directors; Bank Accounts

Schedule 2.15(a)	Company Intellectual Property

Schedule 2.15(c)	IP Contracts

Schedule 2.16(a)	Employee Benefit Plans

Schedule 2.16(h)	Accelerated Benefits

Schedule 2.17	Insurance

Schedule 2.18	Customers and Suppliers

Schedule 2.19	Related Parties

Schedule 2.20(a)	Legal Compliance

Schedule 2.20(f)	Governmental Licenses

Schedule 2.21(c)	Tax Returns

Schedule 2.21(k)	Ruling Requests

Schedule 2.21(l)	Tax Grants, Abatements and Incentives

Schedule 2.21(o)	Ownership Change

Schedule 2.24	Accounts Receivable

Schedule 6(a)	Covered Matters

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 27, 2012, is by and among The Chefs’ Warehouse West Coast, LLC, a Delaware limited liability company (“Buyer”), and Adelheid Putze and Rudolf Putze (each a “Shareholder” and collectively, the “Shareholders”). Buyer and the Shareholders are referred to collectively herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Article VI.

RECITALS

WHEREAS, the Shareholders own 100% of the shares of capital stock (the “Shares”) of Praml International, LTD., a Nevada corporation (the “Company”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company is engaged in the Business; and

WHEREAS, on the date hereof, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, the Shares for the consideration and on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

SALE AND TRANSFER OF SHARES; CLOSING

1.1 Sale and Transfer of Shares. Upon the terms and conditions set forth herein, the Shareholders hereby sell, transfer and convey the Shares to Buyer, and Buyer hereby agrees to purchase the Shares from the Shareholders, free and clear of all Liens.

1.2 Purchase Price.

(a) Determination of Purchase Price. At the Closing, Buyer shall purchase the Shares from the Shareholders for an amount equal to $19,548,011.94 (the “Purchase Price”). The Purchase Price shall be subject to post-Closing adjustments as provided for herein. The Parties hereby agree and acknowledge that the Purchase Price to be paid at Closing is an amount equal to (a) $17,000,000 plus (b) the Closing Date Net Working Capital. The Purchase Price, less the Working Capital Holdback and the Escrow Amount which shall be paid by Buyer to the Escrow Account as set forth in Section 1.3, shall be payable by Buyer to the Shareholders at the Closing as set forth in Section 1.4(c)(i) in accordance with the instructions set forth in the Closing Statement.

(b) Closing Date Net Working Capital. Attached hereto as Exhibit A is an estimated balance sheet of the Company as of the Effective Time (the “Closing Date Balance Sheet”), which has been prepared by the Company and which sets forth the estimated Net Working Capital of the Company as of the Effective Time (the “Closing Date Net Working Capital”). The Closing Date Balance Sheet was prepared in accordance with sound business practices and in a manner consistent with the preparation of the Financial Statements, subject to the following: (i) Inventory is valued, in the aggregate, on a first-in, first-out basis; (ii) no amount is reflected with respect to Inventory that is damaged, beyond the stated expiration date, or frozen and refrozen; (iii) no amount is reflected with respect to accounts receivable (A) that are subject to dispute, offset, counterclaim or other claim or defense, (B) that are past due by ninety (90) days or greater, or (C) that are not evidenced by an invoice rendered to the customer; (iv) the calculation of the Net Working Capital takes into account any rebates, bill backs or other discounts; and (v) the calculation of the Net Working Capital includes an accrual for any post-termination benefits with respect to the Excluded Employees or any other former employee of the Company, including, without limitation, severance payments, COBRA Liabilities and any other similar benefits. The Closing Date Balance Sheet provides that the Closing Date Net Working Capital is an amount equal to $2,548,011.94.

(c) Post-Closing Purchase Price Adjustment. On or before the 130th day following the Closing Date, Buyer shall prepare and deliver to the Shareholders a final balance sheet of the Company as of the Effective Time (the “Final Closing Date Balance Sheet”), which shall include the final determination of the Net Working Capital of the Company as of the Effective Time (the “Final Closing Date Net Working Capital”). The Final Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the Closing Date Balance Sheet; provided, however, that any accounts receivable reflected in the Closing Date Balance Sheet will be disregarded for purposes of the Final Closing Date Balance Sheet to the extent such accounts receivable remain uncollected 120 days following the Closing. During the 30-day period immediately following the Shareholders’ receipt of the Final Closing Date Balance Sheet, the Shareholders and their agents and representatives shall be permitted to review Buyer’s working papers related to the preparation and determination of the Final Closing Date Balance Sheet. The Final Closing Date Balance Sheet shall become final and binding upon the Parties thirty (30) days following the Shareholders’ receipt thereof, unless the Shareholders give written notice of disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Notice of Disagreement within the appropriate time frame, each undisputed item on the Final Closing Date Balance Sheet shall become final and binding and each disputed item on the Final Closing Date Balance Sheet shall become final and binding on the earliest of (x) the date the Parties resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved jointly by the Shareholders’ independent public accountant and Buyer’s independent public accountant. After the twenty (20) days following delivery of a Notice of Disagreement, if the Parties have not resolved such differences outlined in the Notice of Disagreement, the Parties, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement. The Parties shall instruct their respective independent public accountants to use their respective reasonable best efforts to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Party or lesser than the smallest value of such item assigned by either Party. Each Party shall pay the fees and expenses of its respective independent public accountants.

Upon the final determination of the Final Closing Date Balance Sheet and Final Closing Date Net Working Capital as set forth in this Section 1.2(c), if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet exceeds the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then Buyer shall pay to the Shareholders an amount equal to the difference between the Final Closing Date Net Working Capital and the Closing Date Net Working Capital (the “Post-Closing Adjustment”) within thirty (30) days of demand by the Shareholders. Upon the final determination of the Final Closing Date Balance Sheet and Final Closing Date Net Working Capital, if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet is less than the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then the Post-Closing Adjustment shall be deducted from the Working Capital Holdback. If the Post-Closing Adjustment is payable to Buyer and is less than the Working Capital Holdback, the balance of the Working Capital Holdback, after deduction of the Post-Closing Adjustment, shall be promptly released to the Shareholders, pro rata, by joint written instructions executed by the Shareholders and Buyer and delivered to the Escrow Agent. If the Post-Closing Adjustment is payable to Buyer and exceeds the Working Capital Holdback, Buyer shall set off the remaining amount from the Escrow Amount, and, if the Escrow Amount is exhausted, the Shareholders, jointly and severally, shall pay to Buyer any portion of the Post-Closing Adjustment not paid from the Working Capital Holdback and the Escrow Amount within thirty (30) days of demand by Buyer.

Any payments made under this Section 1.2(c) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

1.3 Escrow Agreement. At Closing, the Shareholders, Buyer and the Escrow Agent shall enter into the Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), which provides for the payment by Buyer to the escrow account (the “Escrow Account”) of $144,964.67 (together with interest accrued thereon, the “Working Capital Holdback”), and $1,954,801.19 (together with any interest accrued thereon, the “Escrow Amount”).

1.4 Closing.

(a) Time and Place of Closing. The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place on the date hereof (the “Closing Date”). The Closing will be effective as of 11:59 p.m. Pacific Time on April 27, 2012 (the “Effective Time”).

(b) Closing Deliveries of the Shareholders. At Closing, the Shareholders shall deliver to Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i) the Closing Statement, dated as of the date hereof, duly executed by the Shareholders (the “Closing Statement”);

(ii) certificates representing the Shares, free and clear of all Liens, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer or accompanied by stock powers endorsed in blank;

(iii) evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens with respect to the Assets) on the Shares and the Assets, including the termination of all security interests with respect to the Shares or the Assets, in each case in a form reasonably acceptable to Buyer;

(iv) a certificate of the Secretary of the Company (A) certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company, and (B) certifying and attaching all requisite resolutions or actions of the Company’s board of directors and shareholders, as applicable, approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(v) a good standing certificate of the Company from its jurisdiction of incorporation and each jurisdiction in which the Company is qualified to transact business and a certified copy of the Company’s articles of incorporation, each dated within ten (10) Business Days prior to the Closing Date;

(vi) the Consulting Agreements, dated as of the date hereof, duly executed by the Shareholders (the “Consulting Agreements”);

(vii) the written resignations of all officers and directors of the Company, as well as evidence that the Excluded Employees are no longer employees of the Company;

(viii) the Escrow Agreement, duly executed by the Shareholders;

(ix) each of the consents set forth on Schedule 1.4(b)(ix);

(x) the Landlord Estoppel, dated as of the date hereof, duly executed by the Landlord;

(xi) the assignment and assumption of the Pre-Closing Liabilities, dated as of the date hereof, duly executed by the Shareholders and the Company (the “Assignment and Assumption of Pre-Closing Liabilities”);

(xii) a statement of account specific revenue and Margin for each specific account for the fiscal years 2010, 2011 and 2012 to date, up to and including the last month prior to Closing (the “Statement of Account Specific Revenue and Margin”); and

(xiii) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(c) Closing Deliveries of Buyer. At Closing, Buyer shall deliver to the Shareholders, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:

(i) the Purchase Price, less the Working Capital Holdback and the Escrow Amount which shall be placed in the Escrow Account pursuant to Section 1.3, payable by wire transfer of immediately available funds in accordance with the Closing Statement;

(ii) the Closing Statement, the Escrow Agreement, and the Consulting Agreements, in each case duly executed by Buyer (or the Company, as applicable);

(iii) a certificate of the Secretary of Buyer (A) certifying, as complete and accurate as of the Closing, attached copies of the operating agreement of Buyer, and (B) certifying and attaching all requisite resolutions or actions of Buyer’s sole manager approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(iv) a good standing certificate of Buyer in each jurisdiction in which Buyer is qualified to transact business and a certified copy of Buyer’s certificate of formation, each dated within ten (10) Business Days prior to the Closing Date; and

(v) such other documents relating to the transactions contemplated by this Agreement as the Shareholders may reasonably request.

1.5 Tax Withholding. Buyer or any agent of Buyer shall be entitled upon giving prior written notice to the Shareholders to deduct and withhold from the Purchase Price or other payment otherwise payable by Buyer pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by Buyer.

1.6 Purchase Price Allocation. Buyer and the Shareholders agree to allocate the Purchase Price among the Shares and the restrictive covenants contained in Section 4.2(b) in accordance with Schedule 1.6. For all purposes, including Taxes, if applicable, the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with the allocation set forth on Schedule 1.6 and none of Parties will take any position inconsistent therewith in any Tax Returns, in any refund claim, in any litigation, or otherwise. Each Party agrees to notify the other if any U.S. or foreign taxing authority proposes to reallocate the Purchase Price.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to Buyer as follows:

2.1 Organization; Ownership of Shares; Capitalization; and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Company is duly qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary as a result of the conduct of the Business, except for those jurisdictions in which the failure by the Company to be so qualified or authorized would not have a Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business is set forth on Schedule 2.1(a). True, complete and accurate copies of the Articles of Incorporation, all amendments to such Articles of Incorporation, and the Bylaws of the Company have been delivered to Buyer.

(b) Each Shareholder possesses the power and authority necessary to execute and deliver this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) (to which such Shareholder is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which such Shareholder is a party). The Company possesses all requisite corporate power and authority necessary to own and operate its properties and the Assets, to carry on the Business as presently conducted, to execute and deliver the Transaction Documents (to which it is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is a party).

(c) The Shareholders own 100% of the outstanding capital stock of the Company, and no individual or entity (other than Buyer and The Chefs’ Warehouse, Inc., a Delaware corporation) has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase or other acquisition of any equity interest in the Company. Schedule 2.1(c) sets forth the number of shares of capital stock of the Company authorized, issued and outstanding and the numbers of shares of capital stock of the Company and ownership percentage of the Company owned by each of the Shareholders. Each Shareholder owns such capital stock free and clear of all Liens. The capital stock of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act of 1933, as amended, or other applicable Laws in connection with the offer, sale or issuance of its equity securities. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. By virtue of the transfer of the Shares to Buyer at the Closing, Buyer will obtain full title to the Shares free and clear of all Liens.

(d) Except as set forth on Schedule 2.1(d), the Company does not own any equity interest in any other Person and does not have any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest of any other Person.

2.2 Authorization. The Company’s and each Shareholder’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by the Company and the Shareholders, as applicable. Each of the Shareholders has all requisite power, authority and capacity to execute and deliver this Agreement, the Transaction Documents and the documents required to be delivered pursuant to Section 1.4(b) of this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Shareholders and the Company and (upon the execution by Buyer of this Agreement and the Transaction Documents to which Buyer is a party) constitute valid and binding obligations of the Company and each Shareholder, as applicable, enforceable against the Company and the Shareholders in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors’ Rights and Equitable Limitations”).

2.3 Non-Contravention. Except for the Consents being delivered by the Shareholders pursuant to Section 1.4(b)(ix), the execution, delivery and performance by the Company and each Shareholder of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and each Shareholder, as applicable, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon any Asset pursuant to, (iii) result in a violation of or default under, (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any Person or any Government Entity pursuant to, or (v) give any Person the right to default or exercise any remedy under, accelerate the maturity or performance of or payment under or cancel, terminate or modify (A) the Articles of Incorporation, all amendments to the Articles of Incorporation, the Bylaws or any shareholders’ agreement or similar agreement of the Company, (B) any Contract to which the Company or any Shareholder is subject or by which the Assets are bound, or (C) any Law to which the Company or any Shareholder is subject. The Company and each Shareholder have obtained all Consents, approvals, authorizations or orders of third parties, including Government Entities, necessary for the authorization, execution and performance of this Agreement and the Transaction Documents by the Company and the Shareholders, as applicable.

2.4 Financial Statements.

(a) The Shareholders have delivered to Buyer the unaudited financial statements of the Company as of December 31, 2011 and December 31, 2010, together with unaudited interim monthly financial statements for the current fiscal year up to and including March 31, 2012, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows of the Company (collectively, the “Financial Statements”), copies of which are attached as Schedule 2.4(a). The Financial Statements have been prepared consistent with the past practice of the Company, and fairly present in all material respects the assets, liabilities and financial position of the Company and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements (i) have been prepared in accordance with the books of account and other financial records of the Company, all of which have been made available to Buyer, (ii) are complete and correct in all material respects and (iii) represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(b) The Statement of Account Specific Revenue and Margin delivered to Buyer pursuant to Section 1.4(b)(xii) sets forth in all material respects a true and correct statement of account specific revenue and Margin for each specific account for the fiscal years 2010, 2011 and 2012 to date, up to and including the last month prior to Closing.

(c) Except as set forth on Schedule 2.4(c), the Net Working Capital of the Company as of the Closing Date, as finally determined, is sufficient to operate the Business consistent with past practices of the Company over the last twelve months.

2.5 Books and Records. The Shareholders and the Company have delivered or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect, for the Company: (a) articles of incorporation or similar organizational document, (b) bylaws, (c) minute books, (d) stock registration books and (e) and any shareholders’ agreement or other similar agreements governing the rights as between the Shareholders. The minute books contain, in all material respects, a record of all shareholder and director meetings and actions taken without a meeting for the time period from January 1, 2007 to the date hereof and the stock registration books are complete and accurate and contain a complete record of all transactions in the Company’s capital stock from the date of its incorporation to the date hereof.

2.6 Inventory. The Inventory (i) is not damaged to the extent that would make it commercially un-saleable in the ordinary course of the Business, beyond its stated expiration date or frozen and re-frozen and consists of a quantity and quality commercially usable and saleable in the ordinary course of the Business, as conducted by the Company in a commercially reasonable manner and (ii) has been valued based on an average cost basis, net of any related bill backs, discounts or supplier rebates. The Company is not under any Liability or obligation with respect to the return of any Inventory in the possession of its customers or any other Person in excess of its historical experience. The Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

2.7 Assets. The Company has good and valid title to the Assets, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 2.7, the Assets constitute all assets used or held for use in the conduct the Business as conducted on December 31, 2011 and as currently conducted, except for those Assets disposed of in the ordinary course of the Business, consistent with past practices. All personal property included in the Assets is in good and usable condition except for ordinary wear and tear and no such Asset is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

2.8 Real Property; Leased Real Property.

(a) The Company does not own any real property in fee. Schedule 2.8(a) contains an accurate and complete list of all leases, subleases, licenses, concessions and other agreements for the lease of real property to which the Company is a party, by which it is bound, or to which any of its Assets or properties is subject, including all amendments and modifications thereto (the “Leases“). True, correct and complete copies of the Leases have been made available to Buyer. Pursuant to the Leases, the Company holds a leasehold or subleasehold estate in, or is granted the right to use and occupy, the land, buildings, improvements, fixtures or other interest in real property described therein (individually, a “Leased Real Property”). With respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect subject to the Creditors’ Rights and Equitable Limitations; (ii) neither the Company, nor to the Knowledge of the Shareholders, any other party thereto, is in default or breach under the terms of such Lease and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default or breach by the Company or, to the Knowledge of the Shareholders, any other party thereto under the terms of such Lease; and (iii) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or Leased Real Property or any interest therein.

(b) To the Knowledge of the Shareholders, there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Leased Real Property or that would preclude or impair the continued use of the Leased Real Property as heretofore used in the conduct of the Business. With respect to the Leased Real Property, the Company has adequate and, to the Knowledge of the Shareholders, legal access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of businesses as heretofore conducted. To the Knowledge of the Shareholders, such Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Laws, regulations and ordinances nor has the Company received any notice of such nonconforming use or of a violation of such Laws. All buildings, structures, fixtures and improvements (“Improvements”) located at the Leased Real Property are, to the Knowledge of the Shareholders, structurally sound with no material defects and are in good operating condition, ordinary wear and tear excepted.

2.9 Contracts.

(a) Schedule 2.9(a) sets forth a list of all Contracts to which the Company is a party or by which the Assets are bound as of the date hereof. The Company has not violated or breached, or committed any default under, any Contract, and each Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of the Company subject to the Creditors’ Rights and Equitable Limitations, and, to the Knowledge of the Shareholders, a legal, valid and binding obligation of each other party thereto subject to the Creditors’ Rights and Equitable Limitations. Each other party thereto has, to the Knowledge of the Shareholders, performed all obligations required to be performed by it as of the date hereof and, to the Knowledge of the Shareholders, has not violated, breached or committed any default in any respect. There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes a default, breach or violation by the Company under any Contract. The Company has not given to, or received from, any other party to any Contract any notice or other communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any such Contract.

(b) Except as required by Law or as set forth on Schedule 2.9(b), there are no outstanding material warranties, other than those made in the ordinary course of business consistent with past practices of the Company, made by the Company and there have been no material warranty claims within the past two (2) years and there are no material unresolved claims thereunder.

2.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.10 and other than entering into this Agreement, since December 31, 2011, the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing and except as and to the extent set forth on Schedule 2.10, since December 31, 2011, the Company has not:

(a) suffered any adverse change in its working capital, financial condition, assets, liabilities, or business, experienced any labor difficulty, or suffered any casualty loss, other than losses of less than $5,000 each (whether or not insured);

(b) made any change in the Business or operations or in the manner of conducting the Business other than changes in the ordinary course of business;

(c) incurred any Indebtedness or incurred any Liabilities, except Liabilities incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(d) written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $10,000;

(e) authorize or adopt a plan of liquidation or dissolution;

(f) cancelled any debts, except as contemplated by this Agreement;

(g) entered into any new line of business;

(h) waived any rights of substantial value with respect to the Assets;

(i) entered into a settlement or compromise of any pending or threatened Proceeding;

(j) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(k) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of business and consistent with past practices or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

(l) failed to spend funds for any budgeted capital expenditures, or made, or made any commitment with respect to, any capital expenditures (except for routine maintenance);

(m) declared, set aside or paid any dividend or other distribution (whether in cash, securities or other combination thereof) in respect of any shares of capital stock of the Company;

(n) made any change in any method of accounting or accounting practice or any method of income Tax accounting or income Tax elections;

(o) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Shareholder or the officers or directors of the Company, any Affiliates or associates of the Company or any of its respective officers or directors, or any business or entity in which any of such Persons has any direct or indirect interest, except for compensation to the officers and employees of the Company at rates not exceeding the rates of compensation in effect at December 31, 2011 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $5,000 at any one time outstanding;

(p) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any Intellectual Property;

(q) suffered any Material Adverse Effect;

(r) amended its articles of incorporation, bylaws or similar governing documents;

(s) amended, terminated or entered into any Contract which is material to the Company as a whole, other than this Agreement;

(t) entered into any change in control, severance, termination or employment agreement or any similar agreement with any Company Employee or established any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former employee; or

(u) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11 Litigation. Except as set forth on Schedule 2.11, as of the date hereof, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Shareholders, threatened against or affecting the Company or the Business, at law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement and the Transaction Documents).

2.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company (or its Affiliates) or any Shareholder is a party or to which the Company (or its Affiliates) or any Shareholder is subject for which Buyer could become liable or obligated.

2.13 Employees.

(a) Schedule 2.13(a)-1 identifies, as of the date hereof, all of the Company’s sales representatives, customer service representatives, office personnel, office managers, and other employees employed by the Company (the “Company Employees”). Schedule 2.13(a)-2 identifies those sales representatives, customer service representatives, office personnel, office managers, and other employees formerly employed by the Company but who were terminated by the Company immediately prior to the Closing (the “Excluded Employees”). To the actual Knowledge of the Shareholders (without any duty of inquiry), no Company Employee plans to terminate employment with the Company during the next twelve (12) months. The Company is not a party to or bound by any collective bargaining agreement relating to any Company Employees. There is no organizational effort presently being made or, to the Knowledge of the Shareholders, threatened by or on behalf of any labor union with respect to the Company Employees. Except as set forth on Schedule 2.13(a)-3, neither the Company nor any Shareholder has committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against the Company, and the Company is in full compliance with all federal, state and local wage and hour Laws governing payment of wages and/or overtime pay.

(b) The Company has complied with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by the Company before or at the time of the Closing, including but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(c) Schedule 2.13(c) sets forth a complete and accurate list with respect to the Company Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, YTD paid bonus/incentives, FLSA status, department name, vacation/PTO balance, FTE, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, actively at work (y/n), FMLA, salary continuation, employee/independent contractor or leased employee indicator.

2.14 Directors and Officers; Compensation; Banks. Schedule 2.14 contains a true and correct listing of (i) the names of all of the Company’s directors and officers; (ii) the names of all persons whose compensation from the Company for the twelve (12) months ended December 31, 2012 is reasonably expected to equal or exceed $100,000; (iii) the name of each financial institution in which the Company has an account, or safe deposit box, the account numbers therefor and the names of all persons authorized to draw thereon, or to have access thereto; and (iv) the names of all persons holding powers of attorney from the Company, and a summary statement of the terms thereof.

2.15 Intellectual Property.

(a) Schedule 2.15(a) contains a true, correct and complete list of all (i) Company Intellectual Property registered or applied for or subject to registration or application before any Government Entity, specifying, where applicable, the respective registration or application numbers and the names of all registered owners; (ii) Company Software and (iii) licenses and other Contracts pursuant to which the Company obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property. The Company exclusively owns or possesses valid licenses or other legal rights, free and clear of all Liens (other than Permitted Liens), to all Company Intellectual Property. Except as disclosed on Schedule 2.15(a), the Company Intellectual Property is (A) in full force and effect, (B) has not lapsed, expired or been abandoned or withdraw, (C) is valid, enforceable and subsisting and is not subject to any Contract containing any covenant or other provision, outstanding claim, settlement agreement, consents, judgments, orders, forbearances to sue or similar obligations or Proceedings that in any way limit or adversely affect, or that could adversely affect or limit, the Company’s use or exploitation thereof or rights thereto. The Company Intellectual Property constitutes all the Intellectual Property used or held for use in the conduct of the Business as conducted on December 31, 2011, as currently conducted and as proposed to be conducted by the Company as of the date hereof, including all Intellectual Property as is necessary for the offer, sale, license or distribution of any Company Product. The Company has taken all commercially reasonable actions to establish, maintain, protect and enforce the Company Intellectual Property.

(b) The conduct of the Business (and its employees’ and consultants’ performances of their duties in connection therewith) and the Company’s use of any Company Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any common law, statutory or other right of any Person, including any rights relating to any Intellectual Property. There is no litigation, opposition, cancellation, Proceeding, objection or claim pending, asserted or threatened in writing against the Company concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Company Intellectual Property, and, to the Knowledge of the Shareholders, no valid basis exists for any such litigation, opposition, cancellation, Proceeding, objection or claim. To the Knowledge of the Shareholders, no Person is Infringing any of the Intellectual Property. To the extent that any Company Intellectual

Property has been developed or created by an employee or a third party for or on behalf of the Company, the Company has a written agreement with such employee or third party with respect thereto and thereby has obtained exclusive ownership of all intellectual property rights in and to such Company Intellectual Property. The Company has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of its Trade Secrets, and its Trade Secrets have not been used, divulged or appropriated either for the benefit of any third party (other than the Company) or to the detriment of the Company.

(c) All Information Systems operate and perform in all material respects as necessary for the conduct of the Business and in accordance with their documentation and functional specifications. The Information Systems do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the business operations of the Company. All licenses and other Contracts pursuant to which the Company obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property to a third party are in full force and effect in accordance with their terms and no default exists under any of the same by the Company or, to the Knowledge of the Shareholders after due inquiry, by any other party thereto. The licenses or other Contracts related to the Company Intellectual Property disclosed on Schedule 2.15(c) constitute all of the material Contracts relating to any grant or receipt of rights in and to any Company Intellectual Property.

(d) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare (i) a loss of, or Lien on any Company Intellectual Property; (ii) release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other third party; (iii) the grant, assignment or transfer to any other third party of any license or other right or interest under, to, or in any of the Company Intellectual Property; or (iv) Buyer being bound by or subject to any non-compete or other restriction on the operation of scope of the Business.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company, or with respect to which the Company or any ERISA Affiliate otherwise has any Liabilities or obligations (the “Employee Benefit Plans”).

(b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 436 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii) or (iii) above within the last six (6) years.

(c) Each Employee Benefit Plan is and has been maintained and administered in compliance with its terms in all material respects and with the applicable requirements of ERISA, the Code and any other applicable Laws. The Company has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Laws. Neither the Company nor any ERISA Affiliate or, to the Knowledge of the Shareholders, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Buyer or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee or independent contractor of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) With respect to each Employee Benefit Plan, the Company has made available to Buyer true, correct and complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the Internal Revenue Service; (vi) actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor regarding any Employee Benefit Plan; (viii) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); (ix) a list of all employees or former employees of the Company currently receiving COBRA benefits; and (x) any other related material or documents regarding the Employee Benefit Plans. Schedule 2.16(a) sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA continuation coverage rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(h) Except as set forth in Schedule 2.16(h), the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) result in a material increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, (ii) otherwise entitle any current or former director or employee of the Company to any payment from the Company, or (iii) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code and subject the recipient of any such payment to the excise tax under Section 4999 of the Code.

(i) There are no pending or, to the Knowledge of the Shareholders, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Government Entity is currently in progress or, to the Knowledge of the Shareholders, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(j) Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

2.17 Insurance. Schedule 2.17 sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company are covered or otherwise relating to the Business, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. Such policies are in full force and effect, and the Company has paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all respects all of its obligations under, each such policy of insurance. The Company has made available to Buyer (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under the insurance policies of the Company since December 31, 2010.

2.18 Customers and Suppliers. Schedule 2.18 contains a complete and accurate list of all Company Customers both as of the date hereof and during the 12-month period ended March 31, 2012, showing the total sales to each such customer during the 12-month period ended March 31, 2012. Schedule 2.18 also contains a complete and accurate list of all of the Company’s suppliers both as of the date hereof and during the 12-month period ended March 31, 2012. Except as noted on Schedule 2.18, no Company Customer as of the date hereof has notified the Company in writing of its intent to cease or diminish its purchasing from the Company during the next twelve (12) months. Except as noted on Schedule 2.18, no supplier of the Company as of the date hereof has notified the Company of its intent to terminate its relationship with the Company or cease or diminish its supplying the Company.

2.19 Relationships with Company Related Persons. Except as set forth on Schedule 2.19, (i) no Shareholder, director or officer of the Company (any such individual, a “Company Related Person”), or, to the Knowledge of the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, is, or since December 31, 2010 has been, directly or indirectly, an owner of more than 5% of an Affiliate, of any Company Customer or of any supplier of the Company or otherwise involved in any business arrangement or relationship with the Company or any Company Customer or supplier of the Company, other than employment arrangements entered into in the ordinary course of the Business, and (ii) no Company Related Person or, to the Knowledge of the Shareholders, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since December 31, 2010 has owned, any property or right, tangible or intangible, used by the Company in the conduct of the Business.

2.20 Legal Compliance; Governmental Licenses.

(a) Except as set forth on Schedule 2.20(a), the Company and each Shareholder, officer and director are in full compliance with the FDA Act and PACA, and have complied with all other applicable Laws in connection with the Business.

(b) All Governmental Licenses required to conduct the Business have been obtained by the Company and are in full force and effect and are being complied with in all material respects.

(c) Since December 31, 2010, (i) neither the Company nor any Shareholder has received written notice from any Government Entity that explicitly alleges any non-compliance (or that the Company or any Shareholder is under investigation or the subject of an inquiry by any such Government Entity for such alleged non-compliance) with any applicable Law; and (ii) neither the Company nor any Shareholder has entered into any written or, to the Knowledge of the Shareholders, express oral agreement or settlement with any Government Entity with respect to its non-compliance with, or violation of, any applicable Law.

(d) Since December 31, 2010, the Company has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Government Entity.

(e) Neither the Company, any Shareholder nor, to the Knowledge of the Shareholders, any director, officer, agent, or employee of the Company or any other authorized Person acting for or on behalf of the Company, has directly or indirectly in material violation of any applicable Law, rule or regulation of any Government Entity (including the Foreign Corrupt Practices Act of 1977, as amended) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate thereof.

(f) The Company possesses, and is in compliance with, all Governmental Licenses necessary to (i) occupy, maintain, operate and use the Leased Real Property as it is currently used, and (ii) conduct the Business as currently conducted. Schedule 2.20(f) contains a true and complete list of all Governmental Licenses. The consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not result in a revocation or cancellation of any Governmental License.

2.21 Taxes.

(a) The Company has filed all Tax Returns that it was required to file under applicable Laws taking into account all available extensions. All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Government Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the Assets of the Company

(b) The Company has withheld and paid (i) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (ii) all Taxes required to be withheld in respect of any amount distributed to or allocable to any owners thereof.

(c) To the Knowledge of the Shareholders, no Government Entity may assess any additional Taxes on the Company for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Shareholders, being conducted with respect to the Company. The Company has not received from any Government Entity (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Entity against the Company. Schedule 2.21(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has provided Buyer with correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2008.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6663 of the Code. The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. The Company is not a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Government Entity), or has any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. The Company (A) is not and has never been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes, or (B) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company do not materially exceed the reserve for Tax Liabilities set forth on the face of the Closing Date Balance Sheet (rather than in any notes thereto).

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business and consistent with past practice).

(h) All books and records relating to Taxes (including related work papers) have been adequately maintained for all periods ending on or after December 31, 2008 (or for periods with respect to which the statute of limitations remains open).

(i) The Company has not elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(j) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company or any of its Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Government Entity that the Company is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

(k) Schedule 2.21(k) sets forth a description of all transactions with respect to which the Company has received a ruling request from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.

(l) Schedule 2.21(l) sets forth all Tax grants, abatements or incentives granted or made available by any Government Entity for the benefit of the Company, and, to the Knowledge of the Shareholders, any condition relating to the continued availability of such Tax grants, abatements or incentives to the Company, or events or circumstances which could impair the ability of Buyer or its Affiliates or the Company to utilize such Tax grants, abatements or incentives following the Closing.

(m) The Company has not distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) There is no power of attorney given by or binding on the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(o) Except as set forth on Schedule 2.21(o), the Company has never experienced an “ownership change” as defined in Section 382(g) of the Code, and Sections 382, 383 and 384 of the Code currently have no effect on the Company.

(p) The Company has filed with the appropriate Government Entities all unclaimed property reports as required under applicable Laws.

(q) The Company does not have an interest in an entity classified as a partnership for federal income Tax purposes.

(r) The Company has not taken any positions with respect to Taxes for 2010 and 2011 that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that the Company is required to file Schedule UTP.

(s) The Company has never been a United States real property holding company within the meaning of Section 897 of the Code.

2.22 Environmental Matters.

(a) The Company has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business (except where the failure to obtain any such Governmental License would not have a Material Adverse Effect) and is in compliance in all material respects with the terms and conditions contained therein and with all applicable Environmental Laws. There are no Environmental Claims pending or, to the Knowledge of the Shareholders, threatened with respect to the Assets or the Business. To the Knowledge of the Shareholders, there is no condition on, at or under any property (including the air, soil and groundwater) currently or formerly owned, leased or used by the Company (including off-site waste disposal facilities) or created by the Company’s operations that would create a Liability with respect to the Assets or the Business under applicable Environmental Laws. To the Knowledge of the Shareholders, there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business that would form the basis of an Environmental Claim or create a Liability under applicable Environmental Laws. There are no underground storage tanks, above ground storage tanks or drums of Hazardous Materials present on any portion of any property leased or used by the Company. The Company has not caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by the Company. To the Knowledge of the Shareholders, no portion of any structures on any property owned, leased, operated or used by the Company in the Business contain any asbestos or mold.

(b) The Company has not been provided with any site assessments, compliance audits, environmental studies or similar reports relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by the Company or any predecessor in interest thereto or (ii) any Hazardous Materials Handled or Released by the Company or any other Person on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by the Company in connection with the Business.

2.23 Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company does not exceed an amount which can reasonably be expected to be filled in the ordinary course of the Business, and the aggregate of all Contracts or commitments for the purchase of products by the Company does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, Contracts and commitments were made in the ordinary course of the Business). There are no asserted, or if unasserted, sustainable, claims to return merchandise of the Company by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise, other than such claims regularly experienced and resolved in the ordinary course of the Business. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Company’s Contracts. The Shareholders do not have actual knowledge that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of the Company’s merchandise.

2.24 Accounts Receivable; Trade Accounts Payable. Except as set forth on Schedule 2.24, the accounts receivable of the Company (i) arose through the Company’s bona fide sales of goods or merchandise to customers which have been shipped from the Company to such customer within the ninety (90) days preceding the Closing Date, (ii) are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the customer. The trade accounts payable of the Company have arisen from bona fide transactions.

2.25 Full Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Shareholders or the Company to Buyer pursuant to this Agreement or any Transaction Document, contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither the Company nor any Shareholder has withheld from Buyer disclosure of any event, condition or fact which may adversely affect the Company’s assets, prospects or condition (financial or otherwise) or the Business.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

3.1 Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Buyer possesses all requisite limited liability company power and authority necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

3.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement (upon the execution by the Shareholders of this Agreement) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and all Transaction Documents to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall (upon the execution by the Shareholders of the Transaction Documents to which the Shareholders are a party) each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except Creditors’ Rights and Equitable Limitations.

(b) The execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any agreement or instrument to which Buyer is subject.

3.3 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Buyer’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer (or its Affiliates) is subject for which the Shareholders could become liable or obligated.

3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Government Entity on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.6 Purchase for Investment. The Shares will be acquired by Buyer for Buyer’s own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Buyer. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause the Shareholders to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky Laws.

ARTICLE IV.

POST-CLOSING COVENANTS AND AGREEMENTS

4.1 Employee Matters and Employee Benefits. Buyer shall use reasonable efforts to ensure that, on and after the Closing, Company Employees who after the Closing are employed or retained by Buyer or an Affiliate of Buyer (“Hired Employees”) are provided terms and conditions of employment that are substantially similar to the terms and conditions of employment or service currently applicable to officers and/or employees of Buyer and its Affiliates having similar responsibilities and positions as the Hired Employees taking into account the location of such Hired Employees. Nothing in this Agreement shall be construed to create a right in any Company Employee to employment or retention by Buyer or any of its Affiliates for any specific period of time and, subject to any agreement between an employee and Buyer or any of its Affiliates, the employment or retention of each Hired Employee shall be on an “at will” basis.

4.2 Non-Competition.

(a) Material Inducement. Each Shareholder hereby acknowledges that each is familiar with the Confidential Information and Trade Secrets pertaining to the Company, the Assets and the Business. Each Shareholder acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if the Shareholders or their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with Buyer or its Affiliates in a business similar to the Business and that any such competition by the Shareholders or their Affiliates would result in a significant loss of goodwill by the Business and the Company. Each Shareholder further acknowledges and agrees that the covenants and agreements set forth in this Section 4.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Shareholder breached the provisions of this Section 4.2.

(b) Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Shares, each Shareholder covenants and agrees that he or she will not, and will cause his or her Affiliates not to, without the prior written consent of Buyer, engage, directly or indirectly, in any business competing or planning to compete with the Business, including but not limited to soliciting or serving any customers of the Business, for a period of six (6) years following the Closing in the State of Nevada. In addition, each Shareholder agrees that until the sixth anniversary of the Closing, neither Shareholder shall (and shall cause his or her Affiliates not to) directly, or indirectly through another Person hire or attempt to hire any Hired Employee or other employee of Buyer.

(c) Remedies. If, at the time of enforcement of any of the covenants contained in Section 4.2(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Shareholder has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Shares made by Buyer hereunder. Each Shareholder further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Company and the goodwill of the Business and the Company.

If any Shareholder or an Affiliate of any Shareholder breaches, or threatens to commit a breach of, any of the Restrictive Covenants, any of Buyer or its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or any of its Affiliates at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that monetary damages would not provide an adequate remedy to Buyer; and

(ii) the right and remedy to require each Shareholder to account for and pay over to Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Shareholder was in breach of any of the Restrictive Covenants.

(d) In the event of any breach or violation by any Shareholder of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

4.3 Further Assurances. Following the Closing, each Shareholder shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request and provide and shall take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the Transaction Documents.

4.4 Confidentiality.

(a) Buyer and the Shareholders acknowledge and agree that certain information relating to Buyer, the Company, the Business, the Assets and the Shareholders is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Shareholders disclosed to Buyer and all information regarding Buyer disclosed to the Shareholders or learned by the Shareholders during Buyer’s and the Shareholders’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents. Buyer and the Shareholders further acknowledge and agree that Confidential Information also includes the following information related to the Business: (i) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (ii) internal policies and procedures, marketing strategies and pricing information, (iii) sources of supplies and terms of suppliers, (iv) information relating to business practices, (v) personnel information, and (vi) information relating to litigation or possible litigation and (vii) information relating to the other Intellectual Property.

(b) Buyer, the Company and the Shareholders shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. Buyer and the Shareholders further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Buyer and the Shareholders shall each implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement. Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Party immediately in writing of any Known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Party, at its own expense, to seek a protective order or otherwise defend against such disclosure or delivery, and, subject to the foregoing, a Party may comply with such subpoena or request for information or documents without violating the restrictions set forth herein.

(c) Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) was rightfully in a Party’s possession prior to receipt of such information from the other Party hereto, (iv) was obtained by the receiving Party from a third party not Known by the receiving Party to be under any obligation not to so disclose, or (v) is information which the receiving Party can document was independently developed by such Party.

(d) Notwithstanding this Section 4.4, the Shareholders agree and acknowledge that Buyer may have to disclose certain information with respect to the transactions contemplated by this Agreement pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Accordingly, the Parties hereby agree, if, on the advice of counsel to Buyer, Buyer is required to disclose the transactions contemplated hereby pursuant to the Exchange Act, such disclosure shall not be a violation or breach of this Section 4.4.

4.5 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes of the Company for any taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

4.6 Transfer Taxes. All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Shares pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Shares (excepting such costs and expenses arising solely as a result of the legal or regulatory status of Buyer) (collectively, the “Transfer Taxes”), if any, shall be the responsibility of the Shareholders. The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Shareholders (taking into account all available extensions), and the Shareholders will provide copies of such Tax Returns to Buyer within ten (10) days of filing such Tax Returns.

4.7 Cooperation on Tax and Further Assurances.

(a) Cooperation. Buyer and the Shareholders shall, or shall cause their respective Affiliates to, at no cost or expense to Buyer or the Shareholders, as applicable, reasonably cooperate with each other and furnish or cause to be furnished to each other, as promptly as practical, such information (including the Company’s books, records and other information) and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest, for the prosecution or defense of any suit or other Proceeding relating to Tax matters, or for any other reasonable business purpose, including without limitation, defense or resolution of any matter arising out of the conduct of the Business prior to the Effective Time of any matter arising out of or relating to this Agreement.

(b) Further Assurances. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby) on the Company.

4.8 Payment of Excluded Liabilities. On and after the Closing Date, the Shareholders shall pay and discharge when due (taking into account all available extensions or extensions granted consistent with the past practice of the Business), all of the debts and Liabilities arising in connection with the ownership or operation of the Assets or the Business prior to the Effective Time (taking into account any set-offs, offsets, deductions, reductions, rebates, claims and counterclaims with respect thereto), except to the extent such debts and Liabilities are accounted for in the Final Closing Date Net Working Capital (the “Pre-Closing Liabilities”), whether or not the claim with respect thereto has been asserted on or prior to the Effective Time. If any Pre-Closing Liabilities are not so paid or provided for, and Buyer reasonably determines that failure to make such payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business, Buyer may give the Shareholders notice of its intent to make all such payments directly. If the Shareholders, in good faith, dispute the amount allegedly due, the Shareholders shall so notify Buyer and thereafter proceed with reasonable commercial diligence to resolve such dispute. If the Shareholders do not so notify Buyer, or after notice fail to reasonably resolve such dispute, Buyer may pay the amounts directly (but shall have no obligation to do so) and will be promptly reimbursed by the Shareholders for such payments.

ARTICLE V.

INDEMNIFICATION

5.1 Survival; No Other Representations.

(a) All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement shall survive the Closing and shall expire eighteen (18) months following the Closing Date; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted by written notice specifying, in reasonable detail, the nature of such claim and the facts and circumstances with reasonable specificity pertaining thereto, delivered to the Party against whom such claim is asserted pursuant to Section 5.2 prior to such time. Notwithstanding the foregoing, the representations and warranties contained in Section 2.1 (Organization; Ownership of Shares; Capitalization; and Power), Section 2.2 (Authorization), Section 2.3 (Non-Contravention),

Section 2.7 (Assets), Section 2.12 (Brokerage), Section 2.15 (Intellectual Property), Section 2.16 (Employee Benefit Plans), Section 2.21 (Taxes), and Section 2.22 (Environmental Matters) (collectively, the “Shareholders’ Fundamental Representations”) and in Section 3.1 (Organization, Power and Authority), Section 3.2 (Authorization; No Breach), and Section 3.4 (Brokerage) (collectively, the “Buyer’s Fundamental Representations”) shall survive in perpetuity following the Closing. An Indemnified Party shall have no right to assert any new claim for indemnification for a breach of a representation or warranty after the expiration of the above survival periods. The covenants and other agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing for the period so specified or until they are otherwise terminated or performed in accordance with their respective terms.

(b) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each Party that neither the Shareholders nor Buyer are making any representation or warranty whatsoever, express or implied, except for those representations and warranties contained in Articles II and III of this Agreement, respectively, or elsewhere throughout this Agreement. In particular, the Shareholders make no representation or warranty to Buyer with respect to any financial projection or forecast relating to the Business. With respect to any projection or forecast delivered by or on behalf of the Shareholders to Buyer or otherwise discussed with Buyer, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to Buyer, and (iv) Buyer shall have no claim or action against the Shareholders with respect thereto. Nothing in this Section 5.1(b) shall be deemed to limit, alter or otherwise affect the representations and warranties of the Shareholders set forth in Section 2.4.

5.2 Indemnification.

(a) Indemnification by the Shareholders. Subject to the limitations set forth in this Article V, from and after the Closing, the Shareholders shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Shareholders in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Shareholders pursuant to this Agreement; and

(iii) the Pre-Closing Liabilities;

(iv) (A) any Taxes of the Company which are unpaid as of the Closing Date (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital or prepaid to the IRS) with respect to taxable periods ending on or before the Closing

Date and the portion of any Straddle Period ending on the Closing Date, (B) any Transfer Taxes for which the Shareholders are liable pursuant to this Agreement, (C) the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of Buyer or any Affiliate thereof (including, following the Closing, the Company) but for a breach of any representation or warranty made in Section 2.21, or (D) any Taxes arising by reason of the Company being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to Treasury Regulations § 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Law); and

(v) any Covered Matter.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article V, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Shareholders and their respective Affiliates (all such foregoing Persons, collectively, the “Shareholder Indemnitees”; each Buyer Indemnitee and each Shareholder Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”) from and against any Losses the Shareholder Indemnitees may suffer, sustain or become subject to (“Shareholder Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(iii) all of the debts and Liabilities (other than Liabilities for which the Buyer Indemnitees are entitled to seek indemnification pursuant to Section 5.2(a)) arising in connection with the ownership of the Shares or the operation of the Assets or the Business from and after the Effective Time.

5.3 Limits on Indemnification.

(a) The Shareholders shall not have any obligation to indemnify Buyer Indemnitees to the extent (i) such Buyer Indemnifiable Losses arise after the expiration of the applicable survival periods set forth in Section 5.1 of this Agreement, or (ii) with respect to any Buyer Indemnifiable Losses arising under Section 5.2(a)(i), such Buyer Indemnifiable Losses exceed, in the aggregate, $2,500,000 (the “Liability Cap”). Notwithstanding the foregoing, claims asserted under Section 5.2(a)(i) for Buyer Indemnifiable Losses arising from a breach of a Shareholders’ Fundamental Representation and claims of fraud, willful misconduct or intentional misrepresentation shall not be subject to the Liability Cap. Additionally, the Shareholders shall indemnify Buyer against all Pre-Closing Liabilities, after exhaustion of the Escrow Amount, which indemnification shall not be subject to the Liability Cap.

(b) Buyer shall not have any obligation to indemnify Shareholder Indemnitees with respect to any Shareholder Indemnifiable Losses arising under Section 5.2(b)(i) to the extent such Shareholder Indemnifiable Losses (i) arise after the expiration of the applicable survival periods set forth in Section 5.1 of this Agreement, and (ii) exceed, in the aggregate, the

Liability Cap. Notwithstanding the foregoing, claims asserted under Section 5.2(b)(i) for Shareholder Indemnifiable Losses arising from a breach of a Buyer’s Fundamental Representation and claims of fraud, willful misconduct or intentional misrepresentation shall not be subject to the Liability Cap. Additionally, Buyer shall indemnify the Shareholders against all Shareholder Indemnifiable Losses arising under Section 5.2(b)(iii), which indemnification shall not be subject to the Liability Cap.

(c) Any claims for Buyer Indemnifiable Losses shall first be made against the Escrow Amount and Working Capital Holdback and then, following the exhaustion of the Escrow Amount and Working Capital Holdback, the Shareholders, jointly and severally.

(d) An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification hereunder at the Indemnifying Party’s expense.

(e) The Parties shall treat any payments made pursuant to this Article V as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

(f) The amount of any Loss an Indemnifying Party shall be required to pay shall be reduced by insurance proceeds actually received by the Indemnified Party related to such Loss. Each party shall use commercially reasonable best efforts to collect any such proceeds or other amounts to which it is entitled.

5.4 Matters Involving Third Parties.

(a) Promptly after receipt by an Indemnified Party under Section 5.2(a) or Section 5.2(b) of notice of the commencement of any claim by a third party against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any claim referred to in Section 5.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third-party claim and, to the extent that it desires (unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith and upon advice of counsel that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed. If notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim.

(c) Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

5.5 Schedules. Any matter disclosed or contained on any schedule to this Agreement shall be deemed disclosed for all other schedules hereunder to the extent that it is reasonably apparent that such disclosure is applicable to such schedules.

5.6 Materiality. For purposes of calculating the amount of Losses to which an Indemnified Party is entitled under this Article V, the terms “material,” “materiality” and “Material Adverse Effect” and similar qualifications will be disregarded; provided, however, for purposes of determining whether a breach of a representation or warranty has occurred, such qualifications shall be taken into consideration.

ARTICLE VI.

DEFINITIONS

(a) For the purposes hereof, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assets” mean those assets used or held for use in the conduct of the Business.

“Assignment and Assumption of Pre-Closing Liabilities” has the meaning set forth in Section 1.4(b)(xi).

“Business” means the business related to the sale and distribution of food products conducted by the Company.

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnifiable Losses” has the meaning set forth in Section 5.2(a).

“Buyer Indemnitees” has the meaning set forth in Section 5.2(a).

“Buyer’s Fundamental Representations” has the meaning set forth in Section 5.1.

“Closing” has the meaning set forth in Section 1.4(a).

“Closing Date” has the meaning set forth in Section 1.4(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.2(b).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.2(b).

“Closing Statement” has the meaning set forth in Section 1.4(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Customers” means those Persons to which the Company has sold any food products at any time, whether or not such Person is a current customer of the Company.

“Company Employees” has the meaning set forth in Section 2.13(a).

“Company Intellectual Property” means all Intellectual Property used or held for use by the Company in connection with the conduct of the Business as currently conducted and as proposed to be conducted and any Company Product, including without limitation, all Company Software.

“Company Product” means any product, good or service owned by the Company (regardless of commercial availability) or otherwise marketed, sold or offered for license or sale by the Company, including without limitation any such product or service in active development by the Company.

“Company Related Person” has the meaning set forth in Section 2.19.

“Company Software” means any proprietary computer software, applications, tools, databases, and data warehouses owned or purported to be owned by the Company or licensed to the Company on an exclusive basis, including, without limitation, compiled and object code versions thereof, source code therefor, and all libraries, database structures, (including without limitation scripts, triggers, stored procedures, and the like), and technical and user documentation relating thereto.

“Confidential Information” has the meaning set forth in Section 4.4(a).

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contracts.

“Consulting Agreements” has the meaning set forth in Section 1.4(b)(vi).

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Covered Matters” shall mean those matters set forth Schedule 6(a).

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in Section 1.4(a).

“Employee Benefit Plans” has the meaning set forth in Section 2.16(a).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Occupational Safety and Health Act and the Federal Toxic Substances Control Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.3.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 1.3.

“Escrow Amount” has the meaning set forth in Section 1.3.

“Exchange Act” has the meaning set forth in Section 4.4(d).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.2(c).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.2(c).

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Hired Employees” has the meaning set forth in Section 4.1.

“Improvements” has the meaning set forth in Section 2.8(b).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person,

(iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnified Party” has the meaning set forth in Section 5.2(b).

“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article V.

“Information Systems” means all Company Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used in the products and/or services of the Company to create, manipulate, store, transmit, exchange, or receive information in any form.

“Infringe” has the meaning set forth in Section 2.15(b).

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), applications, programming, user interfaces, websites, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), data, data collection and all rights therein throughout the world, blueprints, and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, and uniform resource locators (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means the Company’s goods, products and other items located at or in transit to or from the Company’s facilities for sale to Company Customers.

“Knowledge” or “Known” or “Knows” means, with respect to any Person, actual knowledge after reasonable inquiry and investigation.

“Landlord” means Hacienda-Arville LLC, as successor in interest to JASCO Properties.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 2.8(a).

“Leases” has the meaning set forth in Section 2.8(a).

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Liability Cap” has the meaning set forth in Section 5.3(a).

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits or multiple of lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

“Margin” means the difference of A) the sum of all items invoiced by the Company to the customer, less B) the sum of (i) the cost the Company was billed for all such items by the applicable vendor (as estimated by the Company’s purchase order or, if available, as invoiced by vendor); (ii) any freight in, customs, duty, demurrage, special handling charges; and (iii) any outbound freight charges. Adjustments for changes in Inventory for any cause including damage, spoilage, lot consolidations, or miscounts may or may not be included.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has had, or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on (i) the Assets and Liabilities, Business, financial condition, or results of operations of the Company or (ii) the ability of the Company or the Shareholders, as applicable, to perform in a timely manner any of its obligations under this Agreement or any Transaction Document to which it is a party or any transaction contemplated hereby or thereby; provided, however, in no event shall any of the following be deemed by itself, individually or in the aggregate, to constitute a Material Adverse Effect: (I) a failure by the Business to meet internal earnings, revenue or other projections or earnings, revenue or other predictions of any analyst (it being understood that the foregoing shall not preclude Buyer from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would be reasonably expected to be, a Material Adverse Effect); or (II) any event, circumstance or market condition occurring as a general economic or financial condition affecting the industry of the Business as a whole (provided, that any event, circumstance, or market condition referred to in this clause (II) may be taken into account in determining whether there has been a Material Adverse Effect if and to the extent such event, circumstance, or market condition has a materially disproportionate effect on the Company, taken as a whole, as compared to other companies operating in the industries in which the Company operates).

“Net Working Capital” shall mean (i) all current assets (including cash) of the Company minus (ii) all current liabilities (excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Shareholders under the terms of this Agreement) of the Company.

“Notice of Disagreement” has the meaning set forth in Section 1.2(c).

“PACA” means the federal Perishable Agricultural Commodities Act.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or delinquent, or (b) any carrier’s, warehousemen’s, landlord’s, mechanic’s, materialmen’s or similar Lien, arising in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Post-Closing Adjustment” has the meaning set forth in Section 1.2(c).

“Pre-Closing Liabilities” has the meaning set forth in Section 4.8.

“Proceedings” has the meaning set forth in Section 2.11.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Release” or “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” has the meaning set forth in Section 4.2(c).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Shareholder Indemnifiable Losses” has the meaning in Section 5.2(b).

“Shareholder Indemnitees” has the meaning set forth in Section 5.2(b).

“Shareholders’ Fundamental Representations” has the meaning set forth in Section 5.1.

“Shares” has the meaning set forth in the recitals.

“Statement of Account Specific Revenue and Margin” has the meaning set forth in Section 1.4(b)(xii).

“Straddle Period” has the meaning set forth in Section 4.5.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 4.6.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Working Capital Holdback” has the meaning set forth in Section 1.3.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby.

7.2 Press Release and Announcements. None of the Parties hereto nor any of their respective Affiliates shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or pursuant to the Exchange Act; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

7.3 Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement, the indemnity obligations under Article V shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than for a claim of fraud, willful misconduct or intentional misrepresentation). All available rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full. In any action arising out of or relating to this Agreement, including any interpretation or enforcement thereof, the prevailing party shall be entitled to recover its reasonable attorney fees, costs and disbursements incurred in such action or an appeal from the non-prevailing party.

7.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Shareholders. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

7.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Shareholders without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Shareholders. Notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to any Affiliate, or direct or indirect subsidiary of Buyer, without the consent of the Shareholders.

7.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.7 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

7.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

7.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. In furtherance of the foregoing, the Letter, dated March 30, 2012, among The Chefs’ Warehouse, Heidi Putze and Rudi Putze is hereby terminated and of no further force or effect. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

7.11 Schedules and Exhibits. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.12 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

7.13 Venue. BUYER AND THE SHAREHOLDERS IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND BUYER AND THE SHAREHOLDERS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. BUYER AND THE SHAREHOLDERS AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BUYER AND THE SHAREHOLDERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. BUYER AND THE SHAREHOLDERS HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO BUYER OR THE SHAREHOLDERS AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

7.14 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. certified mail (postage prepaid), return receipt requested, or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer and the Shareholders at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Buyer:

The Chefs’ Warehouse West Coast, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, General Counsel

with a mandatory copy to (which shall not constitute notice to Buyer):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

Shareholders:

Adelheid and Rudolf Putze

2351 Dolphin Court

Henderson, NV 89074

with a mandatory copy to (which shall not constitute notice to the Shareholders):

Andrew J. Glendon, Esq.

Santoro Whitmire

10001 Park Run Drive

Las Vegas, Nevada 89145

7.15 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

THE CHEFS’ WAREHOUSE WEST COAST, LLC

By:	/s/ James Wagner
Name:	James Wagner
Title:	Chief Operating Officer

SHAREHOLDERS:

By:	/s/ Adelheid Putze
Name:	Adelheid Putze

By:	/s/ Rudolf Putze
Name:	Rudolf Putze